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                                                                   Exhibit 10.15

                             SALES AGENCY AGREEMENT

         THIS AGREEMENT, entered into as of the 27th day of April, 2000, is by and among R. H. Donnelley Inc. (f/k/a The Reuben H. Donnelley Corporation), a Delaware corporation ("Donnelley"), Centel Directory Company, a Delaware corporation ("Centel"), and CenDon, L.L.C., a Delaware limited liability company ("CenDon"). Donnelley, Centel and CenDon are referred to in this Agreement collectively as the "parties" or individually as a "party", as the context requires. "Publisher" shall mean CenDon on and before December 31, 2004, and Centel thereafter.

                                    RECITALS:

         A. Centel and Donnelley have caused CenDon, L.L.C. (the "Company") to be formed as a limited liability company under the Delaware Limited Liability Company Act and, as required thereunder, Centel and Donnelley entered into a Limited Liability Company Agreement, of even date herewith (the "LLC Agreement").

         B. Donnelley and Centel are parties to The CenDon Partnership Agreement dated May 5, 1988, as amended to date (the "Partnership Agreement"), which established The CenDon Partnership, a general partnership in which the parties are partners (the "Partnership").

         C. The Partnership has entered into directory agreements and amendments thereto with the telephone operating company Affiliates of Centel identified in Exhibit A to the LLC Agreement (the "Centel Operating Companies"), which generally provide for the publication of telephone directories distributed within defined geographic areas (the "Directory Agreements"). Copies of the Directory Agreements and all amendments thereto are attached to the LLC Agreement as Exhibit B.

         D. The parties desire to convert the Partnership into the Company by transferring to the Company all of their right, title and interest in the Partnership, thereby causing the Partnership to cease to exist and all of its assets and liabilities to be transferred to the Company.

         E. The parties desire to appoint Donnelley as exclusive sales agent and to specify the sales agency services that Donnelley shall perform with respect to the Directories (as defined below) published following the Effective Date (as defined below), in accordance with the terms of the LLC Agreement and this Sales Agency Agreement.

         IN CONSIDERATION of the covenants set forth in this Agreement, the sufficiency and adequacy of which are acknowledged by each party, Donnelley, Centel and CenDon agree as follows:

1. FORMATION OF CENDON. Effective as of the Effective Date, Donnelley and Centel shall transfer to CenDon all of their right, title and interest in the Partnership, and CenDon shall continue the business of the Partnership, hold all Partnership assets and assume all Partnership liabilities. The business of the Partnership after the Effective Date shall cease.
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2. SALES AGENCY, SERVICES, AND FUNCTIONS.

         2.1 GRANT OF EXCLUSIVE SALES AGENCY. During the term of this Agreement, and subject to the terms hereof, Donnelley shall have the exclusive right and obligation to solicit and sell:

                  (a) all local and foreign print advertising for inclusion in the Directories, as defined in this Agreement, other than National Yellow Pages Service or equivalent national advertising that may be sold by other national yellow pages selling companies, or their equivalent ("NYPS advertising");

                  (b) all local and foreign electronic advertising, other than NYPS advertising, for inclusion in an electronic yellow pages directory offered by Publisher to its advertising customers as a product or service ancillary to print advertising sold for inclusion in the Directories; and

                  (c) all local and foreign advertising associated with the Hotel/Motel Program as such Program is presently constituted and operated by the Partnership as reflected in the "CenDon Operating Practices" issued November 30, 1999 (attached hereto as Schedule 2.1
         (c)), which Program shall continue to be managed substantially as a local advertising program.

                  (d) Notwithstanding the foregoing, Donnelley's exclusive right and obligation to solicit and sell foreign advertising into the Directories shall not apply to foreign advertising customers located within the primary distribution area of any classified telephone directory, other than the Directories, published by Publisher or an Affiliate (as such term is defined in Section 12(d)) of Publisher for general distribution to telephone subscribers; provided, however, that Donnelley shall maintain an exclusive right to solicit and sell foreign advertising to existing customers of Donnelley regardless of their location within the primary distribution area of any classified telephone directories (other than the Directories) published by Publisher or one of its Affiliates. As used herein, "existing customers of Donnelley" means directory advertising customers to which Donnelley has sold advertising into the Directories during the last publication cycle preceding the Effective Date.

         2.2 SALES AND PUBLISHING SERVICES. Pursuant to the schedules incorporated into this Agreement, and subject to the terms of this Agreement, Donnelley shall provide certain services to Publisher as follows:

                  (a) ADVERTISING SALES AND SUPPORT SERVICES. As more specifically identified in the Advertising Sales and Customer Support Services Schedule attached hereto as Schedule 2.2(a), Donnelley agrees to provide telephone directory advertising sales and customer support services to Publisher on a fully-dedicated basis. As used herein, "a fully-dedicated basis" shall mean that employees of Donnelley assigned to work on the Directories shall not have assignments or responsibilities for publications other than the Directories, except that Donnelley employees who are assigned to work on the Directories may be utilized to work on publications other than the Directories, provided


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         that (i) such utilization has either been provided for in the applicable Annual Performance Plan (as defined herein) or, if such deployment is not contemplated in the Annual Performance Plan, has been reviewed and approved in writing by Publisher, and (ii) such deployment or utilization is not reasonably projected to have an adverse effect on the operations, sales, or revenues of the Directories. Donnelley may also request other arrangements on a case-by-case basis, subject to the written approval of Publisher, which shall not be unreasonably withheld. Publisher shall consent to arrangements requested by Donnelley hereunder so long as Donnelley can reasonably demonstrate no dilution of efforts towards Publisher's sales revenue objectives and commitment of resources in accordance with the Annual Performance Plan (as defined herein).

                  (b) PUBLISHER ASSUMPTION OF SALES SUPPORT FUNCTIONS. Publisher shall have the right to assume responsibility for certain sales and customer support functions, as identified, and in accordance with the time period specified, in Schedule 2.2(b). The Parties will cooperate and take all reasonable measures to ensure an orderly transition of the assumed sales support and related services and functions to Publisher. Publisher shall reimburse Donnelley for those expenses of the type identified on Schedule 2.2(b) that are reasonably incurred by Donnelley in connection with its cooperation in the orderly transition of these services and functions.

         2.3 PUBLISHER FUNCTIONS. Subject to the terms of this Agreement, Publisher shall be responsible for the publisher functions identified in the Publisher Functions Schedule attached hereto as Schedule 2.3.

         2.4 PROPOSAL AND BID RIGHTS. If any Affiliate of Publisher proposes to sell telephone directory advertising for an electronic Classified Telephone Directory as may be permitted by Section 12 of this Agreement, Publisher shall use reasonable efforts to cause such Affiliate to present Donnelley with the opportunity to submit a proposal or bid to sell local advertising into such product offering. Such Affiliate may determine whether to utilize Donnelley for such services in its sole discretion, and Donnelley's rights hereunder are merely the right to present the proposal or bid. If such Affiliate determines to use Donnelley for such services, such services will be provided under a sales services agreement having terms, conditions and covenants mutually acceptable to such Affiliate and Donnelley. Nothing in this Section 2.4 shall be construed to give Donnelley any preference over any third party or other Affiliates of Publisher with respect to such services or any right of first refusal or right of first offer with respect thereto.

3. SCOPE OF RELATIONSHIP.

         3.1 THE DIRECTORIES. The telephone directories (the "Directories") subject to this Agreement are those telephone directories published by the Partnership immediately prior to the Effective Date pursuant to the Directory Agreements, which are identified in Schedule 3.1. The Directories also shall mean and include any other printed or electronic directory or related product made subject to this Agreement by the mutual agreement of the parties, which shall be made by written instrument signed by both parties. With respect to the Directories, the parties agree as follows:

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                  (a) In the event Publisher elects during the term of this
         Agreement to exercise its right to re-scope, over-scope, under-scope, reconfigure, substitute, or otherwise alter the Directories in existence as of the date of this Agreement, then this Agreement shall be applicable to such succeeding, re-scoped, over-scoped, under-scoped, reconfigured, substituted or otherwise altered directories.

                  (b) If the Publisher re-scopes, over-scopes, under-scopes, reconfigures, substitutes, or otherwise alters the Directories, to include the addition of exchange areas outside the current geographic scope of the Directories as depicted in Schedule 3.1 (b) hereto (the "Current Area"), Donnelley shall have the exclusive right and obligation to provide directory services under this Agreement for all re-scopings, re-configurations and substitutions of the Directories that include exchanges within the Current Area .

                  (c) It shall not be considered to be a re-scoping, over-scoping, under-scoping, reconfiguration, substitution, or alteration of the Directories for the Publisher to publish one or more directories of general distribution that have ten percent (10%) or less of each of their primary distribution scheduled for delivery in the Current Area ("Other Directories"), provided that all of the Current Area continues to be covered by the Directories and that such Other Directories are not intended to be, or have the practical effect of being, a substitute in whole or in part for any of the Directories. Except as provided for in the following sentence, Publisher in its sole discretion shall determine from whom it will request directory services for the Other Directories. With respect to the solicitation and sale of advertising for publication in such Other Directories, Donnelley shall have the exclusive right and obligation to solicit telephone subscribers within the Current Area for the sale of advertising to be published by Publisher in such Other Directories

                  (d) Notwithstanding the exclusive sales agency granted Donnelley under this Agreement, Publisher shall have the right, but not an obligation, to engage in reciprocal selling arrangements with third parties encompassing the Directories and other telephone directories that are distributed primarily in geographic areas outside the primary distribution area of the Directories, provided that (a) Donnelley shall be allowed to retain its exclusive selling rights and related commissions for any foreign advertising accounts included in the Directories at the time the reciprocal selling arrangement is established, and (b) Publisher shall not be permitted to accept from other than Donnelley advertising sold to a telephone subscriber that is billed to a telephone number located within the Current Area. In the event Publisher elects to engage in such arrangements and unless otherwise agreed upon in writing by the Parties, Donnelley will be compensated and shall provide to Publisher sales agency services with respect to advertising sold into such other telephone directories consistent with the following terms: for any advertising sold by a third party sales agent into the Directories during the term hereof, Donnelley shall receive no compensation; and for advertising sold by Donnelley into directories (other than the Directories) that are published by or on behalf of Publisher's Affiliates, Donnelley shall be compensated at the applicable commission rate under this Agreement. In the event Publisher elects to engage in one or more reciprocal selling arrangements, Publisher shall promptly notify Donnelley in writing of such fact, which notice shall disclose the nature of the arrangement. Within sixty (60) days after notification, the Parties shall


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         consummate the specific terms governing Donnelley's provision of sales agency services with respect to the disclosed reciprocal selling arrangement, consistent with the requirements of this paragraph. The terms governing the arrangement shall be reduced to a writing signed by the Parties.

         3.2 PUBLISHING RIGHTS. The parties acknowledge that the Centel Operating Companies are regulated local exchange telecommunications carriers ("LECs"), and that LECs may from time-to-time acquire, sell, trade, or otherwise dispose of local exchange areas, and that contractual relationships of LECs may be subject to direction by regulatory authorities. Accordingly, the parties agree as follows:

                  (a) MAINTAINING PUBLISHING RIGHTS. Publisher shall use its reasonable best efforts to maintain its right to publish the Directories for each of the Centel Operating Companies throughout the term of this Agreement ("publishing rights"). Donnelley agrees to cooperate with Publisher in any reasonable effort undertaken by Publisher to maintain its publishing rights. In supporting Publisher's efforts to maintain its publishing rights, Donnelley shall bear its own internal costs of providing such support. In the event Donnelley incurs costs for external legal services or external consultative services, Publisher shall reimburse Donnelley for such external costs that are reasonably incurred and authorized in advance by Publisher. As part of its publishing rights, Publisher shall use its reasonable best efforts to acquire (on a non-exclusive, but timely basis) from the Centel Operating Companies all listing information and service orders needed to publish the Directories, subject to any regulatory and other restrictions the Centel Operating Companies place on the release of such information.

                  (b) AFFILIATES. In the event Publisher loses its right to publish the Directories for any of the Centel Operating Companies' exchange areas covered thereby and an Affiliate of Publisher acquires the right to publish telephone directories for the Centel Operating Companies covering those exchange areas, Publisher shall cause such Affiliate to enter into a sales agency agreement substantially on the same terms and conditions as contained in this Agreement with respect to such exchange areas (the "Affiliate Agreement"), it being the intent of the parties in such case to preserve Donnelley's benefit of the bargain under this Agreement. Donnelley shall be obligated to promptly negotiate and enter into the Affiliate Agreement in accordance with the terms of this Section 3.2 (b). Upon the execution of the Affiliate Agreement, the exchange areas covered thereby shall be deleted from this Agreement.

                  (c) REGULATORY ACTION. If, during the term of this Agreement, Publisher loses its right to publish the Directories for any of the Centel Operating Companies' exchange areas covered thereby because of regulatory action, such exchange areas shall be deleted from this Agreement, subject to the terms of this Section 3.2(c). Notwithstanding the foregoing or anything else to the contrary contained herein, in the event of any regulatory action which results, directly or indirectly, in the sale, exchange or transfer (with or without consideration) of exchange areas covered by this Agreement from any of the Centel Operating Companies to any (i) Affiliate of Publisher, then such transfer shall be covered by Section 3.2(b) above, or (ii) third party that is not an Affiliate of Publisher, then such transfer shall be covered by Section 3.2(d) below. Publisher shall promptly


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         notify Donnelley of all areas covered by this Agreement for which rights are to be lost as soon as practicable following such fact being known to Publisher.

                           1. Upon receipt by Donnelley of notice from Publisher
                  of such deletion of any exchange area covered by this Agreement, Donnelley shall have the right to: give written notice to Publisher (a "Termination Notice") to terminate this Agreement in its entirety within (90) days of Publisher's notice of exchanges to be deleted due to lost publishing rights (the Termination Notice to be effective for Directories with canvasses with start dates six (6) months from the date of such notice). In the event Donnelley does not give Publisher a Termination Notice in accordance with the foregoing, this Agreement shall continue in full force and effect with respect to the exchange areas then remaining over which Publisher continues to maintain a right to publish Directories on behalf of the Centel Operating Companies.

                           2. With respect to the non-compete provisions of
                  Section 12 hereof (the "Noncompete Provision"), the Parties agree as follows in the event of a loss of Publisher's right to publish the Directories: If Donnelley elects to terminate this Agreement in its entirety by giving a Termination Notice to Publisher as hereinabove provided, the Noncompete Provision shall not survive such termination. If Donnelley does not so terminate this Agreement, then the Noncompete Provision shall remain in effect, except that such provision thereafter shall not apply with respect to any exchanges that are deleted from this Agreement.

                           3. For purposes of this Agreement, Publisher shall
                  not be deemed to have lost its right to publish the Directories for any Centel Operating Company exchange area covered thereby if Publisher's right has been formally and officially suspended or terminated by regulatory action, provided (i) Publisher diligently pursues, or requests that the applicable Centel Operating Company pursue, the retention or restoration of such right pursuant to the process prescribed by the appropriate regulatory agency, and such other legal, equitable or injunctive legal action which may be available to Publisher or the applicable Centel Operating Company and which Publisher or the applicable Centel Operating Company reasonably deems advisable to pursue, and (ii) Publisher continues to receive Directory advertising revenues from such exchange areas without material reduction resulting from such regulatory action, other than reductions of Directory advertising revenues attributable to such regulatory action that continue for less than an aggregate of three (3) months at any time during the term of this Agreement.

                           4. In the event such right is retained or restored
                  during the term of this Agreement, the exchange areas subject to such right will continue to be subject to this Agreement. In the event Publisher or the applicable Centel Operating Company fails to retain or restore such right pursuant to the prescribed regulatory process and such other legal, equitable or injunctive legal action which may be available to Publisher or the applicable Centel Operating Company and


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                  which Publisher or the applicable Centel Operating Company reasonably deems advisable to pursue, such right shall be deemed lost. Donnelley agrees to cooperate with Publisher or the applicable Centel Operating Company in any reasonable effort made by Publisher to so retain or restore such rights. In supporting Publisher's efforts to maintain its publishing rights, Donnelley shall bear its own internal costs of providing such support. In the event Donnelley incurs costs for external legal services or external consultative services, Publishing shall reimburse Donnelley for such external costs that are reasonably incurred and authorized in advance by Publisher.

                  (d) SALES TO THIRD PARTIES. In the event all or any portion of any Centel Operating Company's exchange areas covered by the Directories are sold, exchanged, or otherwise transferred to another person or entity (the "acquiror"), Publisher shall cause the Centel Operating Company(s) engaged in such transaction to assign its rights to, and require an assumption of, the applicable Directory Agreement(s) by the acquiror, to the extent the Directory Agreement(s) relates to the sold, exchanged, or transferred exchange area.

                           1. Alternatively, the acquiror shall be permitted to
                  negotiate and enter into a separate directory publishing agreement with Publisher, on terms comparable to the Directory Agreement(s) with respect to the acquired exchange areas, for which Donnelley shall provide services and receive compensation in accordance and consistent with this Agreement. If such an alternative directory publishing agreement is consummated, then the Centel Operating Company exchange areas covered thereby may be sold, exchanged, or transferred free and clear of any obligations under the Directory Agreement(s) or this Agreement.

                           2. In lieu of the foregoing provisions of this
                  Section 3.2(d), if the Centel Operating Company(s) offers to subject to the Directory Agreement(s) exchange areas comparable to the sold, exchanged, or transferred exchange areas in terms of economic value and geographic location, it will have the right (subject to Donnelley's prior written consent, not to be unreasonably withheld) to substitute those exchange areas under the Directory Agreement(s) and the sold, exchanged, or transferred exchanges thereafter will not be subject to, or encumbered by, the Directory Agreement(s) or this Agreement. Donnelley may not reasonably withhold consent to the substitution of exchange areas as contemplated herein, unless (i) the substituted exchange areas reasonably are projected not to produce sales revenues comparable to the sales revenues expected to be produced by the sold, exchanged, or transferred exchange areas, or (ii) Donnelley reasonably demonstrates that its costs of providing services required by this Agreement for the substituted exchange areas would be materially increased over the costs of providing those services to the sold exchange areas, and Publisher elects not to absorb such increased costs, or (iii) Donnelley is contractually precluded (by contract or applicable law) from serving as Publisher's sales agent in any of the substituted exchange areas.

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                  (e) DIRECTORY AGREEMENTS. The parties acknowledge that the terms of the Directory Agreements end on December 31, 2004 and that Centel will replace the Directory Agreements so that Centel's right to publish the Directories is coterminous with this Agreement. Centel shall cause the Centel Operating Companies to enter into replacement agreements, that extend Centel's right to publish the Directories at least through the term of this Agreement. Donnelley agrees to assist, at Centel's sole cost and expense, Centel's effort to renegotiate or replace the Directory Agreements to the extent reasonably requested by Centel. Publisher shall have the right, at any time during the term of this Agreement, to make any modifications to the terms of the Directory Agreements that it deems necessary or advisable, provided (a) Publisher preserves its right to publish the Directories in accordance with the terms of this Section 3.2, and (b) those modifications do not have a material, adverse impact on Donnelley's compensation or the cost of providing services under this Agreement. In the event that Centel fails to so replace each of the Directory Agreements as provided above by January 1, 2004, then, at any time prior to April 30, 2004, Donnelley, in its sole and absolute discretion, may require Centel to purchase no earlier than September 30, 2004 and no later than December 31, 2004 (the date of purchase hereafter referred to as the "Buy-out Date") for cash Donnelley's rights under this Agreement (the "Put Option") at Fair Market Value (as defined below). If such purchase is consummated in accordance with the foregoing sentence, this Agreement thereafter shall terminate. For purposes of this Section 3.2(e), "Fair Market Value" shall mean (a) the present value (calculated using a discount rate equal to the effective yield for "on the run" (if available) U.S. Treasury securities with lives equal to the remaining Term (giving effect to the Extended Term) of this Agreement (rounded up to the nearest whole year) of the operating income to be earned by Donnelley under this Agreement and the LLC Agreement (reduced for any operating income received or to be received by Donnelley for Directory Agreements for which replacements are received and for which Donnelley has agreed to continue to provide the services contemplated by this Agreement) from the Buy-out Date through December 31, 2010, using the preceding 12-month period's operating income of Donnelley under this Agreement plus Donnelley's aggregate Priority Distributions under the LLC Agreement during such 12-month period, if any (collectively, "Operating Income"), as the base annual Operating Income, which base annual Operating Income will have applied to it a compound annual growth rate equal to the average growth rate in Operating Income for Donnelley over the three (3) years prior to the calculation, plus (b) a terminal value equal to (i) one times the then-current year's budgeted compensation (salary, commission and bonus) for the sales and sales support personnel dedicated to the performance of Donnelley's obligations under this Agreement, (ii) the net book value of the fixed assets deployed within all sales offices that support the Directories and (iii) all costs associated with the termination or transfer of any contractual obligations of Donnelley to the extent related to this Agreement (i.e. leases). The terminal value under clause (b) above shall not be subject to any discount rate. Donnelley shall be required to give to Centel a non-compete covenant in connection with exercise of the Put Option, the terms of which shall be substantially the same as the non-compete provision (as applied to Donnelley) set forth in Section 12 of this Agreement. The non-compete provision shall apply to Donnelley from the Buy-out Date through December 31, 2010.

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4. PUBLISHER DISCRETION.

         4.1 PUBLISHING POLICIES AND PROCEDURES. In addition to those rights generally afforded publishers, unless otherwise specifically restricted elsewhere in this Agreement, Publisher shall have the authority and the obligation to establish and maintain all publishing policies and procedures, including without limitation those publishing policies relating to product specifications, compilation, composition, printing, advertising sales, customer service, publication and distribution of all Directories. Publisher's requirements for advertising sales, customer service, compilation and composition services to be provided by Donnelley pursuant to this Agreement are as specified herein.

         4.2 CHANGES IN PUBLISHING POLICIES OR PROCEDURES. As part of the annual planning process provided for in Section 6 of this Agreement, Publisher agrees to notify Donnelley of any changes to be made in Publisher's policies or procedures from those in existence as of the date of this Agreement that reasonably could have a material impact on the performance of this Agreement or on the revenues derived from, or costs incurred by Donnelley for, advertising sales in the Directories, so that such changes and their impact can be taken into consideration as part of the next annual planning cycle. If the contemplated changes, in the aggregate, are reasonably projected to result in an increase in Donnelley's cost of performing services under this Agreement or a reduction in sales revenues derived from advertising sales in the Directories, Donnelley shall promptly notify Publisher of the projected increase in performance costs and/or reduction in sales revenues, in which case Publisher may elect to implement the change and reimburse Donnelley for, or otherwise bear, the actual cost increase or revenue reduction caused by the change, or may elect to modify or forego the change.

         4.3 ENUMERATION OF PUBLISHER'S RIGHTS. Subject to Section 4.2, Publisher's rights reserved hereunder shall include, but are not limited to, the right to:

                  (a) Establish advertising rates (including without limitation discount programs and promotions), items, item codes, formats, forms and specifications; provided, however, if Publisher establishes discount programs for bundled services or cross-promotional programs that involve services or products offered by any Affiliates of Publisher and Donnelley provides no sales agency services with respect to such services or products, Donnelley shall receive compensation under this Agreement equivalent to what it would have received absent the bundled services or cross-promotional program discount.

                  (b) Establish directory publication dates, distribution dates, publishing copy flow schedules and alphabetical and classified close dates.

                  (c) Establish directory content such as maps, consumer guides or other enhancements to be included in the Directories, size of the Directories and location of particular content or directory features within the Directories, including re-scopings of the distribution area of the Directories, the exchanges to be included in each of the Directories, and the alphabetical listings (white pages) to be associated with each of the Directories.

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                  (d) Establish publishing guidelines, policies and procedures relating to the Directories, including without limitation restrictions on types of advertising and classified headings.

                  (e) Reject or not accept for publication any submitted advertising which fails to meet Publisher's specifications or is otherwise objectionable.

                  (f) Design all forms relative to Publisher's rights, including advertising order forms and copy sheets. To the extent that the design of the forms affect Donnelley or its ability to carry out its obligations under this Agreement, Publisher and Donnelley shall mutually agree on such design. Publisher shall have the right at its sole discretion to prescribe the terms and conditions upon which it sells directory advertising.

                  (g) Require, not require and waive special charges and fees to be borne by the advertiser such as the one-time graphics fee for display ads. Publisher shall receive all revenues from such charges.

                  (h) Establish credit and advance payment policies.

                  (i) Establish national yellow pages publishing policies, provided that such policies are in general conformance with those established within the national yellow pages industry and intended to preserve the distinction between advertising that is national in character and geographic scope and advertising that is of a local nature. Notwithstanding the foregoing, all advertising associated with the Hotel/Motel Program, as presently constituted and operated by the Partnership (as set forth in Schedule 2.1(c) hereto), will continue to be managed substantially as a local advertising program.

                  (j) Contact customers directly for the purpose of product promotion, good will, customer appreciation, customer feedback, surveys and research provided that such customer contact is coordinated with Donnelley in order to minimize possible advertiser confusion and potential disruption of sales activities of Donnelley.

                  (k) Establish, at Publisher's cost, Publisher-sponsored sales incentive and recognition programs to be coordinated with Donnelley.

                  (l) Add new publications to this Agreement, such as neighborhood or community directories, to be primarily distributed substantially within the current geographic scope of the Directories.

         4.4 MAINTAINING SUPPORT. Publisher shall maintain advertising and marketing support for the sale of advertising into the Directories at a level that is qualitatively comparable to the practice of the Partnership immediately prior to the Effective Date. This covenant shall not preclude Publisher from achieving cost savings through process improvements and economies of scale so long as the quality of support is maintained.

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5. WORK PRODUCT.

         5.1 DEFINITION OF WORK PRODUCT. As used herein, the term "Work Product" shall mean and include all: (i) compilations of information, (ii) collective works (including without limitation the directories), (iii) advertising copy,
(iv) display advertising, (v) classified headings, (vi) reports, (vii) surveys,
(viii) studies (ix) service order data, (x) local, national and publishing databases, (xi) lists of sales leads, sales contracts forms and executed sales contracts, (xii) advertising orders, advertiser acknowledgement letter files, and other advertising correspondence files, (xiii) quality check, statistical sampling and process control technique data, (xiv) electronic ads, including in-column, traditional display, high impact, process color, and similar types of advertisements, (xv) digital storage and ad graphics databases, (xvi) directory pages, on-line batch pages and digital files of the same, (xvii) billing information for local, national and foreign ads and vendors, electronic files of such billing information and financial and statistical reports concerning such billing information, (xviii) copies of and procedural information concerning book covers, mastheads, tabs, maps, fillers, telephone company information pages, local community information pages and government information pages, including electronic materials, (xix) white pages listings from local telephone companies in camera-ready and electronic format, page proofs and customer book pages, (xx) information provided by Publisher to Donnelley that is owned exclusively by Publisher, (xxi) any and all such work product developed or owned by the Partnership prior to the date hereof and any derivative works thereof, and (xxii) modifications made by Publisher or Donnelley to any of the foregoing and all other materials developed by Donnelley on behalf of Publisher, as work performed directly for or required in connection with the performance of its obligations under this Agreement. Work Product shall not include that portion of materials prepared by Donnelley solely in connection with its internal reporting on the management of its affairs or that relates solely to other Donnelley businesses or customers but in no event shall it refer to any software or related technology owned or licensed from any third party by Donnelley used directly or indirectly by Donnelley in the performance of its obligations under this Agreement.

         5.2 ASSIGNMENT OF WORK PRODUCT. Donnelley acknowledges and agrees that all of the Work Product is developed and provided under this Agreement to Publisher on a works made for hire basis and Donnelley agrees to cause each of its employees, vendors, subcontractors or independent contractors that will be developing Work Product to agree that all Work Product is developed or provided to Donnelley or Publisher on a works made for hire basis. Donnelley hereby assigns to Publisher all of its rights, title, and interest in and to the Work Product, whether developed by Donnelley or its employees, vendors, subcontractors or independent contractors, including any copyrights therein and the right to sue and recover for any infringement thereof. It is understood that Donnelley makes no representation or warranty of any kind that the Work Product provided to Publisher is subject to copyright. Some or all of the Work Product may be subject to copyright and to the extent that such copyright exists and belongs to Donnelley then this provision shall be applicable. Donnelley further agrees to take such actions and to execute such instruments as may be reasonably requested by Publisher from time to time to ensure that the ownership of the Work Product, including without limitation the ownership of any copyrights that may exist therein, vests in Publisher.

6. PERFORMANCE. In conjunction with the periodic planning for the Directories as contemplated in the Advertising Sales and Customer Services Schedule, Donnelley and Publisher will identify and agree in writing upon (a) performance indicators in the areas of sales, customer service and production, and (b) productivity and efficiency initiatives that Donnelley will undertake to achieve within the context of its overall responsibilities.

         6.1 ANNUAL PERFORMANCE PLAN. For each annual business cycle during the term of this Agreement, the parties shall jointly develop a written business plan ("Annual Performance Plan") covering the Directories to be published during the annual business cycle. Each Annual Performance Plan shall be developed prior to the commencement of the annual business cycle to which it applies. The first annual business cycle will begin on July 1, 2000 and end on December 31, 2000, and, with respect to the first Annual Performance Plan, the parties will utilize the business plan in place for the Partnership immediately prior to the Effective Date. Each subsequent annual business cycle will begin on January 1 and end on December 31 of the applicable calendar year. The Annual Performance Plan shall establish comprehensive and fully defined performance objectives and indicators relating to the provision of the services to be provided by Donnelley under this Agreement and shall be consistent with, and in fulfillment of, the terms of the Advertising Sales and Customer Service Schedule. The Annual Performance Plan shall also establish expected levels of performance by Donnelley, their measurement, and the resources to be committed toward achieving them. The Annual Performance Plan and the performance objectives contained within the Annual Performance Plan shall address, but shall not necessarily be limited to (i) those items and areas of performance outlined in the Key Performance Indicators Schedule attached hereto as Schedule 6.1, and (ii) productivity, efficiency and quality initiatives for sales, sales support, and customer service. The Annual Performance Plan shall provide for periodic reports, the frequency and content of which shall be sufficient to meet the reasonable needs of Publisher, on Donnelley's implementation of the Annual Performance Plan and achievement of the objectives contained in the Annual Performance Plan. The Annual Performance Plan shall contain detailed sections which include, but are not limited to:

         - Marketing (pricing/product changes, enhancements, advertising, promotion, policy changes)

         - Sales Plans (deployment, staffing, objectives, campaign schedules, key dates)

         -        Production (specifications, product changes and key dates)

         -        Distribution (policies and schedules)

         -        Customer Service (policy and/or procedural changes)

         -        Credit and Collections (policy and/or procedural changes)

         -        Billing

The Marketing section of the Annual Performance Plan shall be submitted by Publisher to Donnelley at least 60 days prior to the deadline for development of all other sections of the Annual Performance Plan. In the event that the Marketing section is delayed, then the deadline dates for the other sections of the Annual Performance Plan shall be automatically adjusted to account for such delay. The parties have jointly developed Schedule 6.1 to specify in detail all of the required contents and timing aspects of the Annual Performance Plan.

         6.2 PERFORMANCE REVIEWS. Upon the conclusion of each annual business cycle, but in no event later than March 31 of each year during the term of this Agreement, the Parties shall conduct a comprehensive review of Donnelley's performance under the Annual Performance Plan during the preceding annual business cycle. In conjunction with each annual review, Publisher shall notify Donnelley of any failure by Donnelley to meet the performance objectives contained in the Annual Performance Plan, where such failure is due in whole or in part to Donnelley's failure to adequately apply the resources committed in the Annual Performance Plan toward achieving those objectives. In the event Publisher notifies Donnelley of a failure to achieve performance objectives in accordance with the foregoing paragraph, as part of the next Annual Performance Plan, Donnelley shall commit to specific plans to rectify the performance deficiency. Such specific plans shall be included in the Annual Performance Plan jointly established by the Parties for the next annual business cycle.

         6.3 EXTENSION OF AGREEMENT TERM. The Extension Term, as defined in this Agreement, shall take effect automatically, unless Donnelley has failed to meet the minimum number of the Extension KPIs (as defined herein) specified in
Schedule 6.3 and Publisher has notified Donnelley of such failure in accordance with this Section 6.3. The parties have agreed upon certain performance indicators, which are set forth in the Extension Key Performance Indicators Schedule attached hereto as Schedule 6.3 (the "Extension KPIs"). The following provisions shall govern the Publisher's evaluation of Donnelley's performance of the Extension KPIs and the impact of that performance upon the Extension Term:

                  (a) At the conclusion of the 2006 annual business cycle under this Agreement, but in no event later than March 31, 2007, the parties shall conduct a review of Donnelley's performance of the Extension KPIs during each of the 2003, 2004, 2005, and 2006 annual business cycles (the "Extension KPI Review"). The purpose of the Extension KPI Review shall be to determine if Donnelley has met or exceeded the minimum number of Extension KPIs specified in Schedule 6.3. In conducting the Extension KPI Review, the parties shall promptly devote adequate resources and provide all information needed to conduct a full and comprehensive review of Donnelley's performance.

                  (b) If, as a consequence of the Extension KPI Review, Publisher demonstrates that Donnelley has failed to meet or exceed the minimum number of Extension KPIs specified in Schedule 6.3 during the time periods indicated therein, then the Extension Term shall not become effective, and this Agreement shall terminate at the conclusion of the Initial Term, as defined herein, subject to the following procedures:

                           1. Within thirty (30) days of the completion of the
                  Extension KPI Review, Publisher shall deliver to Donnelley a written termination notice ("Publisher's Termination Notice"). Publisher's Termination Notice shall specify: which Extension KPIs Donnelley has failed to meet; describe the nature and particulars of, and the basis upon which Publisher asserts, the failure; and advise Donnelley that this Agreement will terminate at the end of the Initial Term.

                           2. This Agreement shall thereafter terminate at the
                  end of the Initial Term, unless, within thirty (30) days of Donnelley's receipt of Publisher's Termination Notice, Donnelley notifies Publisher in writing that Donnelley is disputing Publisher's Termination Notice. Donnelley's notice shall state in detail the basis for Donnelley's dispute of Publisher's Termination Notice.

                           3. If Donnelley disputes Publisher's Termination
                  Notice, the parties immediately thereafter shall submit the dispute to arbitration in accordance with the expedited arbitration procedures provided for in Section 16.3 (a) of this Agreement. The sole issue for determination by arbitration shall be whether or not the conditions precedent to Publisher's right to terminate this Agreement at the end of the Initial Term pursuant to this Section 6.3 have been fulfilled, based upon the performance deficiencies alleged in Publisher's Termination Notice. If the arbitration panel determines that such conditions have not been fulfilled, then Publisher's Termination Notice shall have no effect and the Extension Term shall be effective. If the arbitration panel determines that such conditions have been fulfilled, then Publisher's Termination Notice shall be effective and this Agreement shall terminate upon the expiration of the Initial Term.

         6.4 REVIEW OBLIGATIONS. The obligation to reach a mutual agreement on specific performance plans, criteria and indicators shall be a reasonable best efforts obligation of each party to this Agreement. In fulfilling this obligation, each party agrees to address in good faith the items and areas outlined in the Schedules incorporated in this Agreement, and acknowledges the paramount purposes of achieving improvements in sales performance, customer service, and production efficiencies. Each party agrees to promptly provide such information within its possession or under its control to the other party as reasonably needed to develop the Plans. Donnelley agrees to promptly provide Publisher with access to such information within Donnelley's possession or under its control as reasonably needed to evaluate Donnelley's performance under this Agreement.

7. COMPENSATION.

         7.1 COMPENSATION TO DONNELLEY. In consideration for the services performed by Donnelley pursuant to this Agreement, Publisher shall pay to Donnelley, in the amounts and at the times set forth therein, the Sales Commissions specified in the Compensation and Fee Schedule attached hereto as
Schedule 7.1

         7.2 EXCLUSION FOR AFFILIATE ADVERTISING. The parties acknowledge that, from time-to-time, Publisher provides to its Affiliates space in the Directories for public service messages and advertising free of charge. Provided Publisher receives no revenue from its Affiliates for, and Donnelley provides no sales agency services with respect to, such space, no compensation shall be paid to Donnelley in connection with the provision of such space.

         7.3 THIRD PARTY LICENSING FEES AND ROYALTIES. The compensation payable to Donnelley does not cover the costs of any license or royalty fees associated with any process, proprietary right or intellectual property right of third parties that may be incurred in connection with the publication of the Directories. All such fees shall be the responsibility of Publisher, provided that Publisher has approved in writing in advance any such process or use of proprietary or intellectual property right and such fees related thereto. Notwithstanding the foregoing, Publisher shall not be responsible for any liability, whether in the form of license fees, royalties, or otherwise, arising from any claim that any process or method utilized by Donnelley in the performance of its obligations under this Agreement infringes on any third-party right, including without limitation, any patent, copyright or trade secret.

8. INFORMATION ACCESS AND AUDIT RIGHTS.

         8.1 ACCESS TO INFORMATION. Subject to the confidentiality and nondisclosure provisions contained within this Agreement, each party hereby agrees to provide to the other party such information within its possession or under its control related to the performance of this Agreement and the Publishing Services Agreement. Without limiting the generality of the foregoing, such information shall include: advertising revenue data; data relating to costs or expenses passed through to Publisher; customer information and records (to the extent permitted by law); data underlying plans, initiatives and reports provided hereunder; reports and records relating to Donnelley sales and sales management personnel assigned to the performance of this Agreement; marketing plans, surveys and reports; agreements with third parties relative to the performance of this Agreement; and information underlying any item contained within budgets or financial projections relating to this Agreement. Such information shall be provided promptly upon request in the format as is reasonably requested. Notwithstanding the foregoing, Donnelley shall not be required to provide Publisher with access to (i) Donnelley's employment files,
(ii) Donnelley's data on its internal production costs, or (iii) Donnelley's internal budgets and financial projections.

         8.2 AUDIT PROVISIONS. The following audit provisions shall apply with respect to the performance of this Agreement:

                  (a) AUDIT OF FUNCTIONS. Each party (the "auditing party") shall have the right, upon written notice, to audit all records and data, including measurements and calculations, within possession or under the control of the other party, related to the other party's performance and attainment of the performance objectives contained in each Annual Performance Plan (as defined in Section 6.1) and all objectives relating to the Extension KPIs, as defined in Section 6.3. Any such audit shall be conducted during normal business hours, subject to the other party's reasonable security measures, and at the auditing party's expense. The auditing party may, at its expense, engage independent auditors to audit and certify, such records and data, and the other party's attainment of, or failure to attain, the relevant performance objectives or Extension KPI objectives, provided such independent auditor shall be what is commonly known as a "Big Five Accounting Firm" or its equivalent. Each party agrees to pay the other party any amount determined by the audit to be owed to the other party within forty-five (45) days following notification of the auditor's determination, unless one or both parties elect to dispute the independent auditor's determination, in which case the dispute shall be submitted to arbitration for resolution in accordance with the expedited arbitration procedures outlined in Section 16.3(a) of this Agreement.

                  (b) UNCOLLECTIBLES. For each Directory publication and in connection with the true up of actual uncollectibles versus estimated uncollectibles, Publisher will provide Donnelley with a written report of uncollectibles experienced for such publication. Donnelley may, at its expense, engage independent auditors to audit and certify uncollectibles, as of the true-up date, provided such independent auditor shall be what is commonly known as a "Big Five Accounting Firm" or its equivalent. Any such audit shall be conducted during normal business hours and subject to Publisher's reasonable security measures. Each party agrees to be bound by these certified audits and to pay the other party any amount determined by the audit to be owed to the other party within forty-five (45) days following notification of the auditor's determination, unless one or both parties elect to dispute the independent auditor's determination, in which case the dispute shall be submitted to arbitration for resolution in accordance with the expedited arbitration procedures outlined in Section 16.3(a) of this Agreement.

9. USE AND PROTECTION OF PROPRIETARY INFORMATION AND MARKS.

         9.1 PUBLISHER'S PROPRIETARY INFORMATION. "Publisher's Proprietary Information" is defined as follows: Information relating to Publisher's operations or business provided by or on behalf of Publisher or created, gathered or compiled by or on behalf of Donnelley in connection with its performance of this Agreement. This information shall include, but shall not be limited to, all directory advertising orders, printing orders, customer proofs, galleys, veloxes, artwork, customer records (including listing data, advertising items, billing information and account history), re-scopings, sales visuals and delivery records for the Directories. To the extent that statistical reports, management reports, revenue, cost and sales cost and sales data and analysis, marketing research, marketing plans and business plans are prepared in connection with Donnelley's performance of this Agreement, then such materials shall be considered to be Publisher Proprietary Information. However, other than desegregated data proprietary to Publisher, any of Donnelley's internal statistical reports, management reports, revenue, cost and sales data and analysis, marketing research, marketing plans and business plans created or prepared by Donnelley for its internal management or to comply with legal reporting requirements shall be held confidential but shall not be deemed to be Publisher Proprietary Information. Publisher Proprietary Information shall also include information relating to Publisher's affiliated telephone companies to which Donnelley is given access in the course of its performance of this Agreement. Specifically excluded from Publisher's Proprietary Information are reports and records with respect to Donnelley's personnel and their performance; provided, however, any sales or revenue data contained in such reports or records shall be treated as Publisher's Proprietary Information.

         9.2 DONNELLEY'S PROPRIETARY INFORMATION. "Donnelley's Proprietary Information" is defined as follows: Any information provided by or on behalf of Donnelley to Publisher relative to the operations or business of Donnelley (but excluding costs and other information that relate specifically to the provision of services under this Agreement); compensation and benefits paid to Donnelley's employees; and information specifically relating to Donnelley's other customers or other third parties with whom Donnelley does business that does not relate specifically to the provision of services hereunder.

         9.3 NON-PROPRIETARY INFORMATION. The following information shall not be deemed either Publisher's or Donnelley's Proprietary Information ("Proprietary Information"): (a) information that can be shown to have been in the public domain at the time of the disclosure, or (b) information in the recipient's possession at the time of disclosure to the recipient (as shown in the recipient's files and records prior to the time of disclosure), or (c) information independently developed by the recipient's employees or agents that had no access to the Proprietary Information received hereunder, or (d) information which, though originally confidential information, subsequently becomes part of the public knowledge or literature (though not as a result of any inappropriate action or inaction on the part of the recipient, its employees or agents), or (e) information which is specifically approved for release by written authorization of an officer of the party having a proprietary interest in the information, or
(f) information disclosed pursuant to an order of a court having competent jurisdiction (however, recipient will use reasonable efforts to assist the other party in obtaining a protective order or other appropriate relief or remedy to prevent or restrict such disclosure).

         9.4 USE AND NON-DISCLOSURE OBLIGATIONS. During the term of this Agreement, and for a period of three (3) years thereafter, with respect to the other party's Proprietary Information, each party agrees:

                  (a) Not to make any use of the Proprietary Information other than in performance of this Agreement, unless provided for in a separate written agreement between the parties.

                  (b) Not to disclose the Proprietary Information to any third party, except to those employees or agents who need to know the Proprietary Information in connection with the performance of this Agreement. Each party agrees to advise each employee or agent given access to the other party's Proprietary Information as to the confidential and proprietary nature thereof and as to the existence of this Agreement and its obligations.

                  (c) To take reasonable security measures and to use reasonable care to prevent the unauthorized disclosure or use of the Proprietary Information. Each party agrees to promptly notify a party in writing in the event the receiving party becomes aware of any unauthorized disclosure or use of such other party's Proprietary Information.

                  (d) To return to the furnishing party, or at the furnishing party's direction, destroy, the other party's Proprietary Information, and all copies thereof, in its possession or under its control upon termination of this Agreement or at such earlier time as the party furnishing the Proprietary Information may request, provided however that such Proprietary Information is no longer needed for the fulfillment of contractual or legal obligations, in which case the Proprietary Information shall be held solely and exclusively for such purposes (which shall be communicated in writing to the party that furnished the Proprietary Information) and then relinquished or destroyed as soon as such identified purposes cease; provided, further, that if such Proprietary Information is embedded within the information, systems, material or documents of a party, such party shall not be required to return to the furnishing party such Proprietary Information, but shall remove such Proprietary Information therefrom and destroy it. In the event the destruction of Proprietary Information is made, the party responsible for the destruction will furnish to the furnishing party an affidavit that the Proprietary Information has been destroyed.

         9.5 MARKS AND TRADE NAMES. The parties contemplate that it may be necessary or advisable for Donnelley to utilize Publisher's or its Affiliate's trade names, marks and/or copyrighted materials (the "Sprint Intellectual Property") in connection with certain customer communications or on business cards and similar materials. Any use of the Sprint Intellectual Property must be approved in writing by Publisher and will be permitted only to the extent such use furthers the performance of this Agreement. In connection with such approval, Publisher may require Donnelley to enter into an appropriate trademark license agreement (royalty free) with Publisher and/or Publisher's Affiliates consistent with this Section
9.5. In connection with such use, Donnelley shall abide by Publisher's and its Affiliate's corporate identification guidelines governing the use of the Sprint Intellectual Property and any other specific guidelines regarding their use as prescribed by Publisher. Upon termination, by cancellation, expiration or otherwise, of this Agreement, any permitted use of the Sprint Intellectual Property shall automatically terminate.

10. TERM AND CANCELLATION OF AGREEMENT.

         10.1 TERM. The initial term of this Agreement shall commence with all Directories scheduled to be published on or after July 1, 2000 and shall expire with respect to any Directories scheduled to be published on or after January 1, 2009, unless earlier terminated as provided below (the "Initial Term"). The commencement date of this Agreement shall be deemed July 1, 2000 (the "Effective Date"). Subject to Section 6.3, the term of this Agreement shall be extended for a two-year term commencing with all Directories scheduled to be published on or after January 1, 2009 and expiring with respect to any Directories scheduled to be published on or after January 1, 2011, unless earlier terminated as provided below (the "Extension Term" and together with the Initial Term, the "Term").
Schedule 3.1 attached hereto sets forth the title and anticipated publication date of all Directories that shall be governed by this Agreement during the Initial Term and all Directories that shall be governed by this Agreement during the Extension Term. The parties acknowledge and agree that Schedule 3.1 shall be amended and supplemented from time to time so as to accurately reflect the title and anticipated publication date of all Directories that are intended by the parties to be so covered by this Agreement. Notwithstanding the foregoing or anything else to the contrary contained herein or in any Schedule hereto, with respect to the July 2008 (during the Initial Term) and July 2010 (during the Extension Term, if applicable) Las Vegas Directories, any and all advertising sold by Donnelley into those directories but which also is scheduled to appear in the January 2009 and January 2011 Las Vegas Directories, respectively, shall be covered by and compensated in accordance with the terms and conditions of this Agreement.

         10.2 CANCELLATION. Any party may cancel this Agreement for cause amounting to a material breach of the terms and conditions hereof following written notice of breach setting forth with specificity the acts or omissions that are asserted to constituted a material breach of this Agreement.

                  (a) The recipient of such notice of breach shall within thirty
         (30) days of this receipt of the notice of breach either (i) acknowledge that there has been a material breach and notify the complaining party in writing of the recipient's intent to commence corrective action within a reasonable time (in no event to exceed thirty (30) days) after receipt of such notice (with such corrective action resulting in a substantial cure of such breach within ninety
         (90) days after receipt of such notice); (ii) respond in writing to the complaining party that the recipient of the notice of breach disputes that there either has been a breach or that if there has been a violation of this Agreement that the violation does not constitute a material breach and provide the basis for such assertion of non-breach or non-material breach; or
         (iii) tender in writing to the complaining party a proposed resolution of claimed breach without taking a position with respect to whether the claimed breach is or is not a breach (or whether the breach is material) of this Agreement.

                  (b) Upon receipt of a reply from the recipient of a notice of breach, the complaining party may elect to (i) withdraw its notice of breach in writing; (ii) provide notice of its desire to negotiate and set forth the issues to be negotiated; or (iii) provide notice to the recipient of the notice of breach that the complaining party considers the differences between the parties to be unresolveable, the basis for such assertion, and the intent, if any, to commence litigation pursuant to Section 16.3(b) hereof, or to seek an agreement from the other party to arbitrate the dispute in accordance with Section 16.3(a) of this Agreement.

                  (c) In the event there has been a material breach of this Agreement that cannot be cured or otherwise resolved then upon such determination either by acknowledgement of the parties or by arbitration, the complaining party shall have the right to issue a written notice of final cancellation to the breaching party. Cancellation shall be effective on a date specified by the non-breaching party, not less than six months nor more than twelve months after a written notice of final cancellation is sent by certified mail to the party-in-breach. Each party shall fulfill all of its obligations under this Agreement until the effective date of cancellation.

                  (d) In the event any party commits a material breach of this Agreement which is not cured as hereinabove provided, then, in addition to the right of cancellation provided for in this Section 10 hereof, a non-breaching party shall have available to it all other remedies against the breaching party provided by law or in equity.

                  10.3 RESPONSIBILITIES RELATING TO TERMINATION. Upon termination of this Agreement, by expiration, cancellation or otherwise, the parties agree as follows:

                  (a) To comply with the confidentiality provisions set forth in
         Section 9 hereof.

                  (b) Donnelley shall complete services provided hereunder related to any directory sales canvass underway prior to the effective date of termination, and Publisher shall compensate Donnelley for such services in accordance with the terms of this Agreement.

                  (c) Each party will use their reasonable best efforts to insure a smooth and orderly transition, including all reasonable efforts to maximize directory revenues. Without limiting the generality of the foregoing, Publisher shall continue to bill and collect for advertising and to remit to Donnelley such compensation as Donnelley may be entitled for the balance of the life of the issues of the Directories for which Donnelley has provided services hereunder. On and after the date on which this Agreement is canceled, Publisher shall continue to take reasonable steps to (a) collect advertising charges,
         (b)
         handle claims, and (c) handle settlements, judgements and legal matters relating to such Directories in a manner consistent with the terms of this Agreement. Donnelley shall provide its reasonable cooperation and support in connection with Publishers post-cancellation efforts in a manner consistent with the terms of this Agreement.

                  (d) If requested in writing, Donnelley will notify subscribers, prior to the termination or expiration hereof, that it will no longer represent Publisher with respect to subsequent directories, such notification to be subject to Publisher's prior review and approval.

                  (e) The parties agree that for a period of two (2) years following termination they will take reasonable measures to avoid subscriber confusion with respect to the identity of competing directory Publishers including, without limitation, clearly identifying the company and product represented. No party shall make use of another party's trade names, trademarks or trade-dress.

11. REPRESENTATIONS AND WARRANTIES.

         11.1 CENTEL'S REPRESENTATIONS AND WARRANTIES. Centel represents and warrants to Donnelley and CenDon as follows:

                  (a) Centel is a corporation duly organized and validly existing under the laws of the State of Delaware. Centel is duly qualified to do business and is in good standing in the states of Nevada, Florida, Virginia, and North Carolina, and in every other jurisdiction in which the failure to qualify would have a material adverse effect on the conduct of its business or the performance of its obligations hereunder. Centel has all requisite corporate power and authority to execute, deliver and perform this Agreement and the other documents contemplated herein. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate actions of Centel. This Agreement constitutes the valid and binding obligation of Centel, enforceable in accordance with its terms, except as the same may be limited by general principles of equity or bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

                  (b) Centel warrants that as of the date of the execution of this Agreement there are no known impediments to the enforcement of this Agreement and its terms including any limitations that may be imposed by general principles of equity or bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

                  (c) Neither the execution, performance, and delivery of this Agreement nor the consummation of the transactions contemplated hereby,
         (i) violates any provision of Centel's certificate of incorporation or bylaws, (ii) subject to Section 3.2 hereof, violates any material statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Centel is subject, which in each case would have a material adverse effect on the conduct of its business or the performance of its obligations hereunder, or (iii) results in a breach of, or constitutes a default under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, lien, or other arrangement to which Centel is a party or by which it is bound, in each case, which would have a material adverse effect on the conduct of its business or the performance of its obligations hereunder.

                  (d) As used in subpart (c) above, a "material statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Centel is subject" is one which Centel is not able to cause itself to be in compliance with within ninety (90) days from its being made aware of its applicability to Centel.

                  (e) As used in subpart (c) above, a "material adverse effect" shall be any effect arising from the things described in subpart (c) which would place any material limitation or material delay on the implementation, performance or operation of this Agreement.

                  (f) Centel is not, and to the best knowledge of Centel, Donnelley is not, in breach or default under the Partnership Agreement or any other agreement, written or otherwise, in which Centel and Donnelley are parties. To the best knowledge of Centel, Centel does not have any claim, other than claims for payment in the ordinary course of business, against Donnelley or its Affiliates relating to or arising out of the Partnership or the Partnership Agreement.

         11.2 DONNELLEY'S REPRESENTATIONS AND WARRANTIES. Donnelley represents and warrants to Centel and CenDon as follows:

                  (a) Donnelley is a corporation duly organized and validly existing under the laws of the State of Delaware. Donnelley is duly qualified to do business and is in good standing in the states of Nevada, Florida, Virginia, and North Carolina, and in every other jurisdiction in which the failure to qualify would have a material adverse effect on the conduct of its business or the performance of its obligations hereunder. Donnelley has all requisite corporate power and authority to execute, deliver and perform this Agreement and the other documents contemplated herein. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate actions of Donnelley. This Agreement constitutes the valid and binding obligation of Donnelley, enforceable in accordance with its terms, except as the same may be limited by general principles of equity or bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

                  (b) Donnelley warrants that as of the date of the execution of this Agreement there are no known impediments to the enforcement of this Agreement and its terms including any limitations that may be imposed by general principles of equity or bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

                  (c) Neither the execution, performance, and delivery of this Agreement nor the consummation of the transactions contemplated hereby,
         (i) violates any provision of Donnelley's articles of incorporation or bylaws, (ii) violates any material statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Donnelley is subject, which in each case would have a material adverse effect on the conduct of its business or the performance of its obligations hereunder, or (iii) results in a breach or, or constitutes a default under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, lien, or other arrangement to which it is a party or by which it is bound, in each case, which would have a material adverse effect on the conduct of its business or the performance of its obligations hereunder.

                  (d) As used in subpart (c) above, a "material statute, regulation rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Donnelley is subject is one which Donnelley is not able to cause itself to be in compliance with within ninety (90) days from its being made aware of its applicability to Donnelley.

                  (e) As used in subpart (c) above, a "material adverse effect" shall be any effect arising from the things described in subpart (c) which would place any material limitation or material delay on the implementation, performance or operation of this Agreement.

                  (f) Donnelley is not, and to the best knowledge of Donnelley, Centel is not, in breach or default under the Partnership Agreement or any other agreement, written or otherwise, in which Centel and Donnelley are parties. To the best knowledge of Donnelley, Donnelley does not have any claim, other than claims for payment in the ordinary course of business, against Centel or its Affiliates relating to or arising out of the Partnership or the Partnership Agreement.

         11.3 WARRANTY OF QUALITY. Each party warrants that the services to be provided hereunder by it will be provided in a timely, accurate and professional manner and that such services will be performed substantially in accordance with the requirements of this Agreement.

12. NON-COMPETE PROVISION.

                  (a) COVENANT. Subject to the limitations set forth below and except as otherwise provided in this Agreement, no party or any of its Affiliates shall, during the Term of this Agreement, (i) directly or indirectly publish, or sell, market or solicit advertising for publication, in any printed Classified Telephone Directory (other than the Directories) ten percent (10%) or more of whose primary distribution is within the Service Area, or (ii) sell, market, or solicit advertising for inclusion in any electronic Classified Telephone Directory (other than electronic advertising sold as an ancillary to print advertising sold into the Directories for which Donnelley serves as Agent hereunder or sold by Donnelley pursuant to
         Section 2.4 hereof) from any advertiser within the Service Area, without the prior written consent of the other party, which may be given or withheld in such other party's sole and absolute discretion (collectively, the "Competitive Activity").

                  (b) LIMITATIONS. Without recognizing that such would otherwise be the case, neither the non-compete covenant set forth in Section 12(a) above nor any other provision of this Agreement shall apply to, restrict or proscribe:

                           1. The sale, publication, compilation or distribution
                  by or on behalf of any party or its Affiliates of (i) national yellow pages advertising in any print or electronic Classified Telephone Directory (other than the Directories) through the national yellow pages sales channel (NYPS) or its equivalent,
                  (ii) advertising incidentally distributed within the Service Area through the sale or distribution of any Classified Telephone Directory other than the Directories, or (iii) advertising in any print or electronic Classified Telephone Directory within any Centel Operating Company exchange area deleted from this Agreement pursuant to Section 3.2 hereof;

                           2. The sale or delivery of telephone subscriber or
                  similar information, or any other information which, in each case, is required by law to be provided to any business, person or entity that engages in the publication, compilation, distribution or sale of any Classified Telephone Directory (whether in printed or electronic form) within the Service Area, regardless of the compensation arrangements related thereto; or

                           3. The Bundling of any electronic Classified
                  Telephone Directory service or product (the "bundled product") with any telephony service or product, including without limitation any fixed or mobile wireless telecommunications service (the "telephony service") so long as the bundled product is not offered or distributed primarily within the Service Area. A bundled product shall not be deemed distributed primarily within the Service Area, unless more than ten percent (10%) of the revenues derived from the telephony service to which the bundled product is bundled is derived from the Service Area when compared to total revenues derived from such telephony service throughout the United States of America.

                  (c) ACQUISITIONS. The above non-compete covenant shall not apply to, restrict or proscribe (i) the direct or indirect acquisition by any party or its Affiliates of any business, person or entity that engages in the Competitive Activity (an "acquired entity") or the subsequent ownership, control or operation of an acquired entity, or
         (ii) the direct or indirect acquisition of any party or its Affiliates by any business, person or entity that engages in the Competitive Activity (an "acquiring entity"), in either case, if the revenues of an acquired entity or an acquiring entity (determined at the applicable acquisition close) attributable to the Competitive Activity comprise less than ten percent (10%) of such acquired or acquiring entity's total revenues derived from all of its businesses and operations. In determining an acquired or acquiring entity's total revenues, the revenues of all businesses, persons and entities affiliated with the acquired or acquiring entity that are acquired in the same transaction or series of related transactions shall be included.

                  (d) DEFINITIONS. As used in this Section 12, the following terms shall have the meanings set forth in this Section 12(d):

                           1. "AFFILIATE" means any other person or entity
                  which, directly or indirectly, controls, is controlled by, or is under common control with, such party.

                           2. "CLASSIFIED TELEPHONE DIRECTORY" means a telephone
                  directory containing yellow pages advertising that is published for general distribution to substantially all local telephone subscribers within the geographic markets served by that telephone directory.

                           3. "BUNDLING" means offering or providing a product
                  or service as an ancillary to other products or services. By way of example, the provisioning of access to an electronic yellow pages through a wireless telephone service, such as Sprint PCS wireless telephone service, is a "Bundling" of the electronic yellow pages service with a telephony service.

                           4. "SERVICE AREA" means the primary distribution area
                  of the Directories as of the time of any determination concerning activity that may be subject to the non-compete provisions of this Section 12.

13. ASSIGNMENTS, TRANSFERS, AND CHANGES OF CONTROL.

         13.1 ASSIGNMENTS. No party may assign this Agreement or any of its rights hereunder nor delegate any of its obligations (collectively, "assignment") without the prior written consent of the other parties, which consent shall not unreasonably be withheld or delayed. A condition to the effectiveness of any such assignment shall be the prior delivery by the assignor to the other parties of a written confirmation by the assignee of its assumption of the assignor's obligations under the Agreement. Notwithstanding the foregoing, any party may assign any or all of its rights or obligations under this Agreement to an Affiliate (as defined below) of that party.

                  (a) Centel and CenDon agree that they shall not withhold or delay their consent to any proposed assignment by Donnelley of any of its rights or obligations under this Agreement if (a) the assignee is not a Competitor (as defined below), (b) in the event that the assignee provides print or electronic directory advertising or related services to a Competitor, that the assignee agrees to (i) maintain the acquired Donnelley business as a separate unit or line of business, or (ii) implement such other screening techniques (such as "Chinese" walls) reasonably acceptable to Centel and CenDon to ensure that all competitively sensitive information concerning them is kept confidential and not shared with others in the assignee's organization who have responsibility for such Competitor's business, (c) Donnelley provides Centel and CenDon with a written undertaking to continue to be subject to and bound by Section 12 of this Agreement for the remaining term of this Agreement (without giving effect to the Extended Term), and (d) in the event that Publisher has reasonable grounds to question the assignee's ability to perform its obligations under this Agreement and its financial obligations under the LLC Agreement (including without limitation Section 3.2(b) and thereof), then Centel and CenDon may require, as a condition to its consent to the assignment that the assignee or R.H.

         Donnelley Corporation (or the then-existing ultimate parent company of Donnelley) provide Publisher with reasonable security or assurance with respect to such assignee's performance obligations under this Agreement and its financial obligations under the LLC Agreement (including without limitation Section 3.2(b) thereof).

                  (b) In the event of a proposed assignment by Centel or CenDon of any of its respective rights or obligations under this Agreement, then Donnelley may require, as a condition to its consent to such assignment, that Sprint (or the then existing ultimate parent company of Centel) provide Donnelley with a written undertaking, on behalf of itself and its Affiliates, to refrain from engaging in the publication of print classified directories in the Service Area utilizing the then current branding of Sprint or any successor of Sprint, during the shorter of (a) the one year period commencing on the date of such assignment, or (b) the remaining term of this Agreement (without giving effect to the Extended Term). In addition, in the event that Donnelley has reasonable grounds to question the assignee's ability to perform its obligations under this Agreement and to perform its financial obligations under the LLC Agreement (including without limitation
         Section 3.2(a) thereof), then Donnelley may require, as a further condition to its consent to such assignment that the assignee or Sprint Corporation (or the then-existing ultimate parent company of Publisher) provide Donnelley with reasonable security or assurance with respect to such assignee's performance obligations under this Agreement and ability to perform its financial obligations under the LLC Agreement (including without limitation Section 3.2(a) thereof).

         13.2 CHANGES OF CONTROL. In the event of a Change of Control (as defined below) of any party, the following provisions shall govern:

                  (a) Prior to the effectiveness of any Change of Control of Centel or CenDon, in the event that Donnelley has reasonable grounds to question the Acquiror's or Centel's or CenDon's, as the case may be, ability to perform its obligations under this Agreement and its financial obligations under the LLC Agreement (including without limitation Section 3.2(a) thereof) after the Change of Control, then Donnelley may require, as a condition to the continued performance of its obligations under this Agreement, that the Acquiror provide Donnelley with reasonable security or assurance with respect to Acquiror's or Centel's or CenDon's ability to perform its obligations under this Agreement and its financial obligations under the LLC Agreement (including without limitation Section 3.2(a) thereof). In addition, and notwithstanding the generality of the foregoing, Donnelley may require, as a further condition to its continued performance under this Agreement, that Sprint (or the ultimate parent company of Centel immediately prior to such Change of Control) provide Donnelley with a written undertaking, on behalf of itself and its Affiliates, to refrain from engaging in the publication of print classified directories in the Service Area utilizing the then current branding of Sprint or any successor of Sprint, during the shorter of
         (a) the one year period commencing on the date of such Change of Control, or (b) the remaining term of this Agreement (without giving effect to the Extended Term).

                  (b) Prior to the effectiveness of any Change of Control of Donnelley, in the event that Publisher has reasonable grounds to question the Acquiror's or Donnelley's, as the case may be, ability to perform its obligations under this Agreement and its financial obligations under the LLC Agreement (including without limitation Section 3.2(b) thereof) after the Change of Control, then Publisher may require, as a condition to the continued performance of its obligations under the Agreement, that the Acquiror provide Publisher with reasonable security or assurance with respect to the Acquiror's or Donnelley's ability to perform its obligations under this Agreement and its financial obligations under the LLC Agreement (including without limitation Section 3.2(b) thereof). Notwithstanding the foregoing, in the event that the Control Person (as defined below) is:

                           1. Not a Competitor, then Publisher may require, as a
                  condition to the continued performance of its obligations under this Agreement, (A) that the Acquiror or Donnelley, as the case may be, agrees to (i) maintain the acquired Donnelley business as a separate unit or line of business, or (ii) implement such other screening techniques (such as "Chinese" walls) reasonably acceptable to Publisher, in either case to ensure that all competitively sensitive information concerning Publisher is kept confidential and not shared with others in the Control Person's organization who have responsibility for any Competitor's business, and (B) Donnelley shall provide Publisher with a written undertaking to refrain from engaging in any Competitive Activity for the remaining term of the Agreement (without giving effect to the Extended Terms); or

                           2. Is a Competitor, then Publisher may require, as a
                  condition to the continued performance of its obligations under this Agreement that at the election of Publisher either:
                  (A) Donnelley grants Centel or CenDon a right to purchase the Acquiror's rights under this Agreement at Fair Market Value (as defined below) which would include a covenant from Donnelley not to engage in any Competitive Activity for a period of two years from the date of such sale, or (B) (i) the Acquiror or Donnelley, as the case may be, agrees to (y) maintain the acquired Donnelley business as a separate unit or line of business, or (z) implement such other screening techniques (such as "Chinese" walls) reasonably acceptable to Publisher, in either case to ensure that all competitively sensitive information concerning them is kept confidential and not shared with others in the Control Person's organization who have responsibility for any Competitor's business, and
                  (ii) Donnelley provides Publisher with a written undertaking to refrain from engaging in any Competitive Activity for the remaining Term of the Agreement (giving effect to the Extended
                  Term).

                  (c) As used in this Section 13, the following capitalized terms shall have the following meanings:

                           1. "Acquiror" means an entity that, as a result of a
                  Change of Control, (a) acquires 50% or more of the assets of a party to the Agreement, or (b) acquires 50% or more of the voting power of the securities of a party to the Agreement, or
                  (c) merges or consolidates or undergoes any similar transaction with a party to the Agreement and is the surviving entity in such merger or consolidation or other transaction.

                           2. "Affiliate" means, in the case of (a) Publisher,
                  any legal entity in which Sprint Corporation, or its successor, or a direct or indirect wholly-owned subsidiary thereof, owns more than 50% of the outstanding voting power of the entity; and (b) Donnelley, any legal entity in which R.H. Donnelley Corporation, or its successor, or any direct or indirect wholly-owned subsidiary thereof, owns more than 50% of the outstanding voting power of the entity.

                           3. "Change of Control" means, with respect to a party
                  hereto, (a) a merger or consolidation of such party with or into another corporation (or other entity) or corporations (or other entities) in which the persons and entities who are the stockholders of such party immediately prior to the effectiveness of such merger or consolidation, do not own immediately after the effectiveness of such merger or consolidation, at least 50% of the then outstanding voting power of the surviving entity or resulting entity of such merger or consolidation; (b) the sale of 50% or more of the assets of such party; (c) any transaction or series of related transactions in which capital stock (or other equity) of such party representing in excess of 50% of the voting power of all then outstanding capital stock of such party is transferred to a single corporation, entity, person or "group" (as defined in Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder), or (d) any transaction or series of related transactions if, within two (2) years after the completion thereof, the individuals who at the beginning of such period constituted the Board of Directors of the party cease for any reason to constitute 50% or more of the directors of such party. Notwithstanding the foregoing, neither an acquisition of the stock of Publisher's ultimate corporate parent, nor the merger or consolidation of such parent with another entity, shall be a Change of Control under this Section 13.2. Without limiting the generality of the foregoing, the proposed merger of Sprint Corporation with and into MCI WORLDCOM, Inc. shall not be deemed a Change of Control.

                           4. "Competitor" means any entity, other than
                  Donnelley or its Affiliates, substantially engaged in the publication of either print yellow pages or other related directory services that directly and substantially competes with Publisher.

                           5. "Control Person" means, collectively, the ultimate
                  parent company of a party hereto after taking into effect a Change of Control of such party and all Affiliates of such ultimate parent company, including the Acquiror, if any.

                           6. "Fair Market Value" means (a) the present value
                  (calculated using a discount rate equal to the effective yield for "on the run" (if available) U.S. Treasury securities with lives equal to the remaining Term (giving effect to the Extension Term) of this Agreement (rounded to the nearest whole year) as of the date of the Change of Control) of the Operating Income to be earned by Donnelley under this Agreement and the LLC Agreement from the date of the Change of Control through December 31, 2010, using the preceding 12-month period's Operating Income as the base annual Operating Income, which base annual Operating Income will have applied to it a compound annual growth rate consistent with the average annual growth rate in Operating Income for Donnelley over the three (3) years prior to the calculation, plus (b) a terminal value equal to (i) one times the then-current year's budgeted compensation (salary, commission and bonus) for the sales and sales support personnel dedicated to the performance of Donnelley's obligations under this Agreement, (ii) the net book value of the fixed assets deployed within all sales offices that support the Directories and (iii) all costs associated with the termination or transfer of any obligations of Donnelley related to this Agreement (i.e. leases). The terminal value under clause (b) above shall not be subject to any discount rate.

14. INDEMNIFICATION AND CLAIMS PROCEDURE.

         14.1 MUTUAL INDEMNIFICATION. Each party agrees to indemnify and hold harmless the other party and the other party's officers, agents, employees and Affiliates from and against any and all Eligible Claims (as defined herein) and reasonable attorney's fees incurred in the defense of Eligible Claims. Without limiting the generality of the foregoing, each party agrees to indemnify and hold harmless the other party and the other party's officers, agents, employees and Affiliates from and against all Eligible Claims, arising from injury to their respective agents and employees incurred while working on the premises of the other party, provided such injury is not the result of the other party's negligence or deliberate acts. Each party shall promptly notify the other of any claims made upon it for which the other may be liable under this Section 14.1, and both parties shall cooperate in the handling of any and all such Eligible Claims. As used herein, "Eligible Claims" means any claims and causes of action of third parties (a) arising from the other party's negligence, failure to perform in accordance with the terms of this Agreement or any breach of any representation, warranty or covenant made hereunder, that, when considered together with all other claims and causes of action of third parties arising from, or relating to, the same acts, facts, or circumstances, exceed $50,000 in claimed or incurred losses, damages and costs, provided, however, that with respect to claims, actions, losses, damages and costs that are required to be covered by insurance pursuant to Section 16.1 hereof, the $50,000 limitation set forth above shall not apply, or (b) that in whole or in part are predicated upon the gross negligence or willful misconduct of a party, regardless of the amount of claimed or incurred losses, damages, or costs.

         14.2 CLAIMS PROCESSING BY DONNELLEY. Donnelley shall process all claims from local and foreign subscribers or other third parties or as additionally authorized by Publisher with respect to directory errors, omissions, misrepresentations or infringements. Pursuant to Publisher's guidelines or authorization, Donnelley shall make applicable settlements or adjustments. If however, Donnelley should desire to settle a customer complaint or lawsuit outside of Publisher's guidelines and without prior approval from Publisher, Donnelley may do so but Publisher shall not be obligated to reimburse the costs and expenses of such resolution.

         14.3 CLAIMS HANDLING BY PUBLISHER. Publisher shall be responsible for the handling of claims which cannot be settled or adjusted by Donnelley in accordance with Publisher's guidelines or pursuant to Publisher's authorization. Publisher and Donnelley shall fully cooperate with each other in handling any such claims. Where Donnelley has acted in conformance with the Publisher's guidelines and authorization, Publisher shall hold Donnelley harmless from and against any and all claims, suits, losses, damages, costs and reasonable attorney's fees to the extent arising from the implementation of such guidelines and authorization, provided however such hold harmless obligation shall not apply to any claims, suits, losses, damages, costs or attorney's fees arising from Donnelley's negligence or performance deficiencies hereunder.

         14.4 QUALITY STANDARDS. Donnelley shall use its reasonable best efforts to maintain superior standards for avoidance of errors and omissions. Donnelley and Publisher will jointly develop standards for acceptable quality and accuracy as part of the performance objectives and indicators developed by the parties pursuant to Section 6 hereof. Should Donnelley's error rate become excessive, the parties agree to meet and adopt those procedures and policies and take such actions as are necessary to regain acceptable levels of accuracy and quality.

15. RELATIONSHIP OF PARTIES; EMPLOYEE MATTERS.

         15.1 RELATIONSHIP OF PARTIES. It is agreed and understood that Donnelley, with respect to the provision of sales support services pursuant to this Agreement, is an independent contractor and that it and its agents, consultants, subcontractors and employees are neither agents, consultants, subcontractors nor employees of Publisher. As such, neither Donnelley, its agents, consultants, subcontractors or its employees shall have the authority to act for or on behalf of Publisher or to obligate Publisher in any manner not specifically authorized herein or in a writing signed by Publisher. It also is agreed that, with respect to the provision of sales agency services hereunder, Donnelley shall be considered an agent for Publisher, the scope and authority of which shall be limited by the terms of this Agreement.

         15.2 EMPLOYEE MATTERS. Publisher shall reimburse Donnelley for severance payments ("Severance Payments") made to those employees of Donnelley who are terminated from employment by Donnelley solely because the sales support services and functions (as identified in Schedule 2.2(b) hereto) supported by the terminated employee have been assumed by Publisher pursuant to Section 2.2(b) of this Agreement (collectively, "Eligible Employees"). After the payment of any such Severance Payment amounts by Donnelley, it shall submit a written invoice to Publisher that reflects such payment amounts and details the calculation thereof. Within 60 days of Publisher's receipt of such invoice, it shall reimburse Donnelley for the invoiced amounts, provided the invoice properly reflects such amounts calculated in accordance with this Section 15.2. The parties agree that the Severance Payments to which Publisher's reimbursement obligation applies only to (i) any salary continuation and annual bonus severance payment made in lieu of normal compensation based on length of service with Donnelley, (ii) employee benefits continuation, (iii) outplacement services and (iv) all tax obligations Donnelley incurs solely because of the Severance Payments made to Eligible Employees in accordance with clauses (i) through (iii) above. All such Severance Payments shall be made by Donnelley only in accordance with Donnelley's existing severance policy and practices. Publisher shall not be responsible for costs incurred by Donnelley as a result of a claim made by an Eligible Employee against Donnelley on the basis of employment termination, including without limitation, claims arising from the administration of Donnelley's benefit plans and claims based on allegations of employment discrimination. In no event will Publisher's aggregate obligations to reimburse Severance Payments, with respect to each group of Eligible Employees, as identified in Schedule 15.2, exceed the amounts specified in Schedule 15.2 for each such group.

         15.3 RETENTION BONUSES. In that it is in the interest of both parties that the sales support services or functions identified in Section 2.2(b) be transitioned from Donnelley to Publisher in a smooth and orderly fashion, the parties agree that it may be necessary and appropriate to pay retention bonuses to certain key employees of Donnelley that are among the Eligible Employees prior to their scheduled termination date. Accordingly, Publisher shall reimburse Donnelley for retention bonus payments made to any Eligible Employee set forth on Schedule 15.3. The parties will jointly agree (in writing as part of Schedule 15.3) which, if any, Eligible Employees are to be provided with a retention bonus as a means of retaining each such Eligible Employee's expertise and services during the interim period of time during which sales support services and functions identified in Section 2.2(b) are transitioned from Donnelley to Publisher. The parties will agree (in writing as part of Schedule 15.3) upon the amount of retention bonus payable to each such Eligible Employee. In no event will Publisher's aggregate obligation to reimburse Donnelley for retention bonus payments exceed $705,000.

         15.4 NO THIRD PARTY BENEFICIARIES. The parties acknowledge and agree that nothing contained in this Agreement is intended for the benefit of, or to create any rights in favor of, any other party, including without limitation Eligible Employees. The parties hereby expressly disclaim any intent to create third-party beneficiary rights under this Agreement.

16. MISCELLANEOUS PROVISIONS.

         16.1 INSURANCE:

                  (a) INSURANCE ON WORK-IN-PROCESS. The parties acknowledge that, in providing services under this Agreement, each party will have in its possession and control materials and data critical to the publication of the Directories. Each party agrees to take reasonable measures to protect such materials and data from loss or destruction due to theft, casualty or otherwise, including without limitation the maintenance of back-up copies thereof as much as practicable. In the event such materials or data are lost or destroyed, each party shall be obligated at its expense to replace or reconstruct such materials and data on an expedited basis, it being understood that time is of the essence in publishing and distributing the Directories. Each party shall maintain adequate business interruption insurance coverage (subject to such deductibles as it shall in its sole discretion deem appropriate) to cover any loss for which it is responsible hereunder.

                  (b) GENERAL LIABILITY INSURANCE. Donnelley and Publisher each shall be obligated to carry general liability insurance coverage and automotive liability insurance coverage with coverage limits of not less than three million dollars ($3,000,000) per occurrence, containing appropriate contractual liability endorsements, which may be subject to such deductibles as each Party shall in its sole discretion deem appropriate.

                  (c) WORKERS COMPENSATION INSURANCE. Donnelley, as an independent contractor to Publisher, agrees to maintain and pay for workers compensation insurance coverage applicable to Donnelley's employees in accordance with the requirements of applicable law.

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16.2 FORCE MAJEURE.

                  (a) Except as provided below, if any party is prevented from performing any of its obligations (other than payment obligations) under this Agreement because of any act of God, lockout, strike or other labor dispute, riot or civil commotion, act of public enemy, law, order or act of government, whether federal, state or local, or other similar event beyond the Party's control (a "Force Majeure Event"), then that party will be excused from performing any of its obligations which are so prevented. However, the party so excused is responsible for performing those obligations of which it had been relieved due to the Force Majeure Event as soon as the Force Majeure Event has ceased to prevent the party's performance. During the pendency of the Force Majeure Event, the other parties shall also be excused from performing its obligations hereunder, including any payment obligations that relate to the work not performed because of the Force Majeure Event.

                  (b) If a Force Majeure Event excuses Donnelley from performing its duties under this Agreement, Publisher may procure substitute performance for the duration of the Force Majeure Event; however, as soon as commercially practicable upon Donnelley's providing notice that the Force Majeure Event has ceased to prevent its performance both parties shall be entitled and obligated to resume performance of their respective obligations under this Agreement.

16.3 DISPUTE RESOLUTION.

                  (a) EXPEDITED ARBITRATION. Any dispute arising under or related to this Agreement that(i) by the terms hereof, must be resolved by arbitration, or (ii) the parties, in each of their sole and absolute discretion, elect to submit to arbitration, shall be governed by the Commercial Arbitration Rules of the American Arbitration Association attached to this Agreement as Schedule 16.3 (a) (the "Arbitration Rules"). Any such arbitration shall be conducted in accordance with the expedited procedures set forth in Paragraphs E-1 through E-10 of the Arbitration Rules. The decision of, and any award made by, the arbitrator shall be final and binding on the parties and may be entered as a judgment in any court having competent jurisdiction over the parties.

                  (b) LITIGATION. For all other disputes arising under or related to this Agreement, each party shall have the right to bring an action in any court having competent jurisdiction over the parties and the subject matter in dispute, subject to the dispute resolution covenants set forth in this Section 16.3 (b). If one or more disputes subject to arbitration under Section 16.3 (a) require the resolution of issues of fact or law common with, or related to, issues raised in a dispute governed by this Section 16.3 (b), then all such disputes shall be resolved in accordance with this Section 16.3 (b), and the arbitration requirements of Section 16.3 (a) shall not apply to them. The following dispute resolution covenants shall govern all actions subject to this Section 16.3 (b):

                           1. GOVERNING LAW. This agreement and the rights and
                  obligations of the parties is governed by the laws of the State of Kansas, without regard to its conflict of laws principles.

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                           2. WAIVER OF JURY TRIAL. Each party waives its right
                  to a jury trial in any court action among the parties arising under or related to this Agreement, whether made by claim, counter-claim, third party claim, or otherwise. If for any reason this jury waiver is held to be unenforceable, the parties agree to binding arbitration for any dispute arising under or related to this Agreement, pursuant to the Arbitration Rules, except that the expedited procedures referred to in Section 16.3 (a) shall not apply. The parties agreement to arbitrate any dispute under this provision shall extend to any claim by or against any third party that could have been brought in a court action between the parties, whether as a claim, counterclaim, or third-party claim, subject to the agreement of such third parties. The agreement of each party to waive its right to a jury trial will be binding on its successors and assigns and will survive the termination of this Agreement.

                           3. ATTORNEY'S FEES. The prevailing party in any
                  dispute adjudicated by lawsuit or arbitration will be entitled to reasonable attorney's fees and costs, including reasonable expert fees and costs. This provision will not apply if the prevailing party rejected a written settlement offer that exceeds the prevailing party's recovery.

         16.4 NOTICES. All notices, demands or requests required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered personally or upon receipt if delivered by certified mail, return receipt requested, addressed as follows:

                  (a) If to Centel, to:

                      Centel Directory Company
                      7015 College Boulevard
                      Suite 400
                      Overland Park, Kansas  66211-1535
                      ATTENTION:  President
                      cc: General Counsel

Or at such other address as Centel may furnish to Donnelley in accordance with the provisions of this Section 16.4.

                  (b) If to CenDon, to:

                      CenDon, L.L.C.
                      c/o Centel Directory Company
                      7015 College Boulevard
                      Suite 400
                      Overland Park, Kansas  66211-1535
                      ATTENTION:  President
                      cc: General Counsel

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
Or at such other address as CenDon may furnish to Donnelley in accordance with the provisions of this Section 16.4.

                  (c) If to Donnelley:

                      R. H. Donnelley Inc.
                      One Manhattanville Road
                      Purchase, New York  10577
                      ATTENTION:  President
                      cc:  General Counsel

Or such other address as Donnelley may furnish to Publisher in accordance with the provisions of this Section 16.4.

         16.5 ENTIRE AGREEMENT MODIFICATIONS. This Agreement, together with the Exhibits, Schedules and other documents referred to herein, constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and there are no other understandings, representations or warranties, oral or written, relating to the subject matter of this Agreement which shall be deemed to exist or bind either of the parties hereto, their respective successor or assigns. This Agreement may not be modified or amended except by written instrument executed by both parties.

         16.6 HEADINGS. The headings of Sections in this Agreement are for convenience only and are not a part of this Agreement.

         16.7 CONSENTS. Any consents granted by a party hereto pursuant to the terms of this Agreement shall not be binding or enforceable unless provided by a written instrument signed by an officer of the consenting party.

         16.8 SEVERABILITY. If any term of this Agreement is invalid or unenforceable under any statute, regulation, ordinance, executive order, or other rule of law, such term will be deemed reformed or deleted, but only to the extent necessary to comply with such statute, regulation, ordinance, order, or rule, and the remaining provisions of this Agreement will remain in full force and effect.

         16.9 NON-WAIVER. The failure of any party at any time to require strict performance by another party of any provision of this Agreement will in no way affect the right to require such strict performance at any time thereafter, nor will the waiver by any party of a breach of any provision constitute a waiver of any succeeding breach of the same or any other provision.

         16.10 GOOD FAITH. Each Party shall perform each and every covenant applicable to it under this Agreement in good faith. Any specific reference herein to the obligation to perform any covenant in good faith shall not be interpreted as imposing any greater or lesser duty than imposed by this Section 16.10.


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
         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by signature of their duly authorized officers as of the day and year first above written.

                                     R. H. DONNELLEY INC.
                                     ("Donnelley")

                                     By:  /s/ David C. Swanson
                                     Title:  President

                                     CENTEL DIRECTORY COMPANY
                                     ("Centel")

                                     By:  /s/ Robert J. Walsh
                                     Title:  President

                                     CENDON, L.L.C.
                                     ("CenDon")

                                     By: /s/ John L. Mieske
                                     Title: Vice President


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